Exhibit 99.1

Emerald Expositions Appoints Sally Shankland as President and Chief Executive Officer
Shankland Brings a Proven Record of Leading and Growing Events Businesses

May 13, 2019 06:25 AM Eastern Daylight Time

SAN JUAN CAPISTRANO, Calif.--(BUSINESS WIRE)--Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced that the Company’s Board of Directors has appointed Sally Shankland to the position of President and Chief Executive Officer of Emerald. Ms. Shankland will assume her new role on June 1, 2019 and will remain a member of the Company’s Board of Directors. Phil Evans, Emerald’s Interim President and Chief Executive Officer, will continue to serve as the Company’s Chief Financial Officer.
”Sally’s experience, skills and approach are a perfect match with the Board’s requirements for the Emerald CEO position; and, after conducting a thorough search over the last seven months, I am thrilled to have her accept the position,” said Kosty Gilis, Chairman of Emerald Expositions. “Sally has achieved remarkable success in her career by bringing inspirational leadership, purposeful strategies and strong execution skills to businesses with unmet potential. The Board and I have been particularly impressed by her success in driving growth and capturing new opportunities by harnessing data, technology, and a strong and persistent focus on customer satisfaction.”
Ms. Shankland brings over thirty five years of experience including a tenure of more than twenty years with UBM, now part of Informa plc, a UK-based multinational events, academic publishing and business intelligence business. Her most recent position at UBM was CEO of the Americas, delivering events and marketing services in the technology, fashion, licensing, advanced manufacturing, construction, healthcare, and pharmaceutical industries. Ms. Shankland is currently a Principal and Founder of Astra Terra, a strategic advisory and consulting firm. In 2018, she served as Interim Executive at Healthline.com, the fastest growing health information site globally. Previously, Ms. Shankland served two years as President of McGraw-Hill Higher Education, helping it to transition from a print-based model towards adaptive learning software.
”I recently joined the Emerald Board as a non-executive director and quickly realized that I could apply my leadership principles, experience and skills to improve the Company’s financial performance and growth prospects,” said Ms. Shankland. "Emerald owns some great assets that are extremely relevant in their markets and, I believe, have significant opportunity available to them. I'm very excited about the opportunity to lead the business.”
“On behalf of the entire Board, I would like to thank Phil for assuming the role of Interim President and CEO for the last seven months in addition to his role as Emerald’s Chief Financial Officer. Phil’s experience and deep knowledge of the Company allowed the Board to be thoughtful and take the necessary time to find the right leader who we believe can unlock the vast potential that we see in Emerald,” added Mr. Gilis.
About Emerald Expositions
Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding management’s expectations, estimates and assumptions regarding purchases of outstanding shares of common stock as well as expectations, estimates and assumptions regarding future operating results and investment, dividend payments, M&A activity, debt extinguishment, and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, estimates and assumptions are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, estimates and assumptions will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included in this press release including availability of capital to repurchase shares of our common stock and our ability to do so in compliance with our obligations under the agreements governing our outstanding indebtedness; our ability to continue to pay dividends, pay down debt, and identify and execute acquisition opportunities; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the Company’s Forms 10-Q and 8-K. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Emerald Expositions Events, Inc.
Philip Evans, 1-866-339-4688 (866EEXINVT)
Chief Financial Officer
investor.relations@emeraldexpo.com